Exhibit 10.1

June 13, 2025
Kip Compton
Via email
Re: Employment Terms
Dear Kip:
On behalf of Fastly, Inc. (“Fastly” or the “Company”), we are pleased to offer you the position of Chief Executive Officer effective as of June 16, 2025 under the terms set forth in this letter.
Location. You will principally work either remotely from your home or from Fastly’s office in San Francisco, CA, both locations of which will be considered your primary place of employment.
Duties and Reporting Relationship. As Chief Executive Officer, you will report to Company’s Board of Directors (the “Board”). You may be asked to perform other duties as our business needs dictate. You will also be appointed to the Board.
Base Salary. Your initial base salary as Chief Executive Officer will be at an annual rate of $500,000.00 subject to applicable deductions and withholdings and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Bonus: Pursuant to the terms of the Company’s 2025 Bonus Plan, as previously approved by the Company’s Board, you will be eligible to receive a pro-rated bonus for 2025 performance with a target amount of USD $500,000, payable in the form of RSUs covering shares of the Company’s Class A Common Stock (such bonus, the “2025 CEO Bonus Award”). The 2025 CEO Bonus Award shall be subject to achievement of the performance objectives as previously approved by the Board and certification by the Board of such achievement thereof. Beginning in 2026, you will continue to be eligible to earn an annual target bonus equal to USD $500,000, subject to the terms and conditions of the Company’s bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time. The bonus may be paid in either cash or equity at the determination of the Board. Except as otherwise contemplated herein, each of the 2025 CEO Bonus Award and future bonuses will be paid subject to the terms and conditions of the Company’s bonus plan and the Company’s 2019 Equity Incentive Plan, including the determination by the Board of any performance objectives and achievement levels for such year. For the avoidance of doubt, (i) in addition to the 2025 CEO Bonus Award as described above, you remain eligible to receive a pro-rated bonus for your role as Chief Product Officer for the period January 1, 2025 to the effective date of your promotion to Chief Executive Officer which such bonus will be calculated according to the terms of your Chief Product Officer offer letter and the Company’s 2025 Bonus Plan, and (ii) the terms of the 2025 CEO Bonus Award apply for the

Exhibit 10.1
period beginning on the effective date of your promotion to Chief Executive Officer to December 31, 2025.

Standard Benefits and Paid Time Off. You will continue to be eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee, you will be granted an equity award having an aggregate value of $5 million, determined in accordance with Company policy but using a minimum conversion value of $9 per share, that covers shares of the Company’ s Class A common stock, 50% of which will be comprised of restricted stock units (“RSUs”), 35% of which will be comprised of performance stock units (“PSUs”) that vest based on the achievement of financial metrics and 15% of which will be comprised of PSUs that vest based on the achievement of total stockholder return relative to the Company’s peer group. The RSUs and PSUs will be subject to the same terms and conditions as the RSUs and PSUs granted to other executive officers of the Company as part of their 2025 annual focal grant and will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreements. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Severance Plan. You will be entitled to participate in the Company’s Executive Change in Control and Severance Benefit Plan, a copy of which is publicly filed as an exhibit to the Company’s Annual report on Form 10-K for the year ended December 31, 2024 (the “Severance Plan”). While the terms and conditions of the Severance Plan will govern your eligibility for and entitlement to severance benefits, the potential amount of severance benefits you will be eligible to receive will be as follows: in the event of a Regular Termination (as defined in the Severance Plan), the Regular Termination Severance Period (as defined in the Severance Plan) will be increased from 9 months to 18 months; and in the event of a Change in Control Termination (as defined in the Severance Plan), (i) the cash severance benefit under Section 3(b)(1)(i) of the Severance Plan and (ii) the COBRA Payment Period (as defined in the Severance Plan) under Section 3(b)(2)(ii) of the Severance Plan, in each case, will be increased from 12 months to 24 months.
Expenses. During your employment as Chief Executive Officer, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will be entitled to travel business class for all air travel.
Legal Fees. The Company will reimburse up to $20,000 in reasonable legal fees incurred by you in connection with the negotiation and documentation of your promotion to Chief Executive Officer. Such fee payment will be grossed up for applicable taxes, and the Company may in its discretion choose to pay you or your service provider directly.

Exhibit 10.1
Confidentiality, Arbitration and Policies. You will continue to be subject to the Employee Confidential Information and Inventions Assignment Agreement and the Arbitration Agreement that you previously entered into with the Company. In addition, you will continue to be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, the at-will nature of your employment may only be modified in a writing signed by you and an authorized member of the Board. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
Miscellaneous. This letter, collectively with your Employee Confidential Information and Inventions Assignment Agreement and your Arbitration Agreement, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
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Exhibit 10.1
We are very pleased that you will continue employment with Fastly in the role of Chief Executive Officer. Please sign and date this letter and return it to us by the close of business on June 14, 2025 if you wish to accept your promotion to Chief Executive Officer under the terms described above. If we do not receive the fully signed letter from you by that date, the Company’s offer in this letter will expire. If you accept our offer, your promotion will be effective on June 16, 2025.
Sincerely,
Fastly, Inc.
By: ____/s/ David Hornik___________
David Hornik
Chair of the Board of Directors

Understood and Accepted:             Date:

_____/s/ Kip Compton___________      ______June 13, 2025__________________